EXHIBIT 99.1

News
For Immediate Release

4 Landmark Square
Suite 400
Stamford, CT 06901

Telephone: 203-975-7110
Fax: 203-975-7902

Contact:
Robert B. Lewis
(203) 406-3160

SILGAN DECLARES QUARTERLY DIVIDEND

STAMFORD, CT, November 3, 2017 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid packaging for consumer goods products, announced today that its Board of Directors has declared a quarterly cash dividend on its common stock.  The Board of Directors approved a $0.09 per share quarterly cash dividend, payable on December 15, 2017 to the holders of record of common stock of the Company on December 1, 2017.

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Silgan is a leading supplier of rigid packaging for consumer goods products with annual net sales, on a pro forma basis to include the Dispensing Systems operations which was acquired on April 6, 2017, of approximately $4.2 billion in 2016.  Silgan operates 100 manufacturing facilities in North and South America, Europe and Asia.  The Company is a leading supplier of metal containers in North America and Europe for food and general line products.  The Company is also a leading worldwide supplier of metal and plastic closures and dispensing systems for food, beverage, health care, garden, home and beauty products.  In addition, the Company is a leading supplier of plastic containers for shelf-stable food and personal care products in North America.

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